Free Writing Prospectus (To the Prospectus dated April 4, 2011, as supplemented by the prospectus supplement dated April 19, 2011)	Filed Pursuant to Rule 433 Registration Statement No. 333-173299 December 19, 2011

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ZIONS BANCORPORATION

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Zions Bancorporation Senior Note / 5 Year Corporates

Non-redeemable prior to November 7, 2012, then callable at par on interest payment dates thereafter. | BBB- (Fitch); BBB (low) (DBRS); and BBB- (S&P).

Notice: The auction has been extended until 12/19/2011 1:32:08 PM EST.

Auction Status:	CLOSED
Auction Start:	12/12/2011 5:30 PM EST
Auction End:	12/19/2011 1:32 PM EST
Last Update:	12/19/2011 1:34:53 PM EST

Security Type:	Corporate Bonds
Issue Type:	Primary
Coupon:	5.250%
Maturity Date:	11/7/2016

BUY TODAY! INFORMATION

Price:	100.000000
Yield:	5.24%

Offering Documents

▶ Auction Details

Bids

Final Market-Clearing Yield*: 5.400% Final Market-Clearing Price: 99.360000

Bidder	Units	Price ▾	Yield	Timestamp	Awarded	Amount Due
Bidder 14955	10	100.120607	5.100%	12/19/2011 12:58:34 PM	10 units	$ 9,936.00
Bidder 24441	50	100.000000	5.242%	12/16/2011 7:10:28 PM	50 units	$ 49,680.00
Bidder 22271	75	100.000000	5.242%	12/17/2011 6:52:28 PM	75 units	$ 74,520.00
Bidder 24626	10	100.000000	5.242%	12/19/2011 11:57:33 AM	10 units	$ 9,936.00
Bidder 28817	2	100.000000	5.242%	12/19/2011 1:14:00 PM	2 units	$ 1,987.20
Bidder 28961	5	99.994000	5.250%	12/19/2011 1:26:04 PM	5 units	$ 4,968.00
Bidder 21363	10	99.989384	5.251%	12/15/2011 2:01:10 PM	10 units	$ 9,936.00
Bidder 25483	15	99.641329	5.333%	12/18/2011 3:15:39 PM	15 units	$ 14,904.00
Bidder 28214	150	99.360000	5.400%	12/19/2011 1:30:08 PM	123 units	$ 122,212.80
Bidder 26627	20	99.358007	5.400%	12/19/2011 11:58:40 AM	Rejected: Price	
Bidder 23436	150	99.100000	5.461%	12/19/2011 1:27:17 PM	Rejected: Price	
Bidder 23436	50	99.070000	5.468%	12/19/2011 1:27:17 PM	Rejected: Price	
Bidder 28921	5	99.063018	5.470%	12/19/2011 1:14:32 PM	Rejected: Price	
Bidder 27700	20	99.054605	5.472%	12/19/2011 1:19:22 PM	Rejected: Price	
Bidder 23436	50	99.050000	5.473%	12/19/2011 1:27:17 PM	Rejected: Price	
Bidder 27555	25	99.000000	5.485%	12/16/2011 7:07:10 PM	Rejected: Price	
Bidder 28817	5	99.000000	5.485%	12/18/2011 2:25:27 PM	Rejected: Price	
Bidder 24773	5	99.000000	5.485%	12/19/2011 1:11:12 PM	Rejected: Price	
Bidder 24773	1	99.000000	5.485%	12/19/2011 1:11:12 PM	Rejected: Price	
Bidder 24672	3	98.936913	5.500%	12/18/2011 6:36:50 PM	Rejected: Price	
Bidder 21331	10	98.853000	5.520%	12/19/2011 12:26:44 PM	Rejected: Price	
Bidder 24225	15	98.660000	5.566%	12/19/2011 12:30:08 PM	Rejected: Price	
Bidder 21771	1	98.653000	5.568%	12/19/2011 12:45:59 PM	Rejected: Price	
Bidder 18513	1	98.650000	5.568%	12/19/2011 1:02:26 PM	Rejected: Price	
Bidder 21331	10	98.517931	5.600%	12/16/2011 4:49:46 PM	Rejected: Price	
Bidder 19484	5	98.309230	5.650%	12/17/2011 8:30:25 PM	Rejected: Price

Bidder 19484	5	98.184260	5.680%	12/17/2011 8:31:36 PM		**Rejected: Price**
Bidder 24672	3	98.142646	5.690%	12/18/2011 6:36:50 PM		**Rejected: Price**
Bidder 28918	2	98.000000	5.724%	12/15/2011 10:27:20 PM		**Rejected: Price**
Bidder 28939	10	98.000000	5.724%	12/16/2011 4:06:34 PM		**Rejected: Price**
Bidder 28692	10	97.934886	5.740%	12/16/2011 1:35:14 PM		**Rejected: Price**
Bidder 28918	1	97.500000	5.845%	12/15/2011 10:27:20 PM		**Rejected: Price**
Bidder 18373	10	97.273550	5.900%	12/17/2011 1:12:01 AM		**Rejected: Price**
Bidder 22548	2	97.026916	5.960%	12/17/2011 12:44:00 AM		**Rejected: Price**
Bidder 26949	1	97.000000	5.967%	12/15/2011 5:27:29 PM		**Rejected: Price**
Bidder 26949	1	97.000000	5.967%	12/15/2011 5:48:41 PM		**Rejected: Price**
Bidder 28817	7	97.000000	5.967%	12/16/2011 1:45:48 PM		**Rejected: Price**
Bidder 28939	10	97.000000	5.967%	12/16/2011 4:09:38 PM		**Rejected: Price**
Bidder 18344	5	97.000000	5.967%	12/17/2011 12:16:11 PM		**Rejected: Price**
				Auction Totals:	**300 units**	**$ 298,080.00**

Direct Orders

Bidder	Units	Yield	Timestamp	Awarded	Amount Due
Bidder 24708	2	5.24%	12/16/2011 2:34:30 PM	2 units	$ 2,000.00
Bidder 26763	5	5.24%	12/16/2011 3:40:52 PM	5 units	$ 5,000.00
Bidder 14942	7	5.24%	12/16/2011 6:12:57 PM	7 units	$ 7,000.00
Bidder 22858	10	5.24%	12/17/2011 6:37:25 PM	10 units	$ 10,000.00
Bidder 23424	100	5.24%	12/18/2011 10:11:51 PM	100 units	$ 100,000.00
			Auction Totals:	**124 units**	**$ 124,000.00**

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

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